EXHIBIT 10.17

CARDCONNECT, LLC

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of [________], 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Robert Nathan (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of March 27, 2012 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.

(a)         Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

(b)         Each of the Company and Executive hereby agree that any previous employment agreement or arrangement (except with respect to confidentiality and assignment of intellectual property) is hereby terminated, and the terms and conditions of Executive’s employment with the Company shall be governed by this Agreement.

2.           Position and Duties.

(a)         During the Employment Period, Executive shall serve as the Executive Vice President - Integrated Solutions of Parent, the Company and their Subsidiaries (as defined below), and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s Chief Executive Officer and Parent’s board of directors (the “Board”).

(b)         Executive shall report to Parent’s Chief Executive Officer and the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s , the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

(c)         Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)         For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.           Compensation and Benefits.

(a)         During the Employment Period, Executive’s base salary shall be two hundred sixty thousand ($260,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent’s and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)         During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses.

(c)          All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)         In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee, a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

4.           Term.

(a)         The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)         If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year,(D) any bonus which would have been payable to Executive under Section 3(d) with respect to the year in which the Employment Period was terminated but for such termination of the Employment Period, prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twelve (12) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, a general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination.

(c)          If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

(d)         Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under any equity incentive plan of Parent or the Company) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)          Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)          For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by Parent’s Chief Executive Officer or the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)         The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)         For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target annual bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)           Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.           Confidential Information.

(a)         Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)         During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)          Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)         Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.           Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.           Non-Compete, Non-Solicitation. (a)         In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation.

(b)         During the Employment Period and for twenty-four (24) months thereafter (the “Nonsolicit Period”), Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)          If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)         In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period and/or Nonsolicit Period shall be tolled until such breach or violation has been duly cured.

(e)         Executive agrees that the aforementioned covenants are reasonable with respect to their duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of these restrictions is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

8.           Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.           Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.         Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:

Robert Nathan

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Facsimile: (216) 682-2416

Notices to Parent or the Company:

Card Connect, LLC

1000 Continental Drive

Suite 300

King of Prussia, PA 19406

Attention:  Chief Executive Officer

Facsimile: (216) 682-2401

FinTech Acquisition Corp.

[____________]

[____________]

Attention: [________]

Email: [_______]

Facsimile: [_______]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.         Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.         Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.         Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.         Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.         Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.         Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

22.         Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.         Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.         Section 409A Compliance.

(a)         The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)          Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)          With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)          To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)         For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

By:
Name:
Title:

CARDCONNECT, LLC

By:
Name:
Title:

ROBERT NATHAN

{Employment Agreement - Robert Nathan}